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                                                                   EXHIBIT 23.1

                      CONSENT OF THE INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Columbia/HCA Healthcare Corporation pertaining to the registration of its common stock and to the incorporation by reference therein of our report dated February 14, 1996, except for Note 11, as to which the date is March 8, 1996, with respect to the consolidated financial statements incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995. We also consent to the incorporation by reference therein of our report dated March 28, 1996, with respect to the financial statement schedule included in the Annual Report (Form 10-K) of Columbia/HCA Healthcare Corporation for the year ended December 31, 1995.

                                          Ernst & Young LLP

Nashville, Tennessee
February 5, 1997